MCG DIVERSIFIED, INC.
30 Shelter Rock Road
Danbury, Connecticut 06840
(203) 797-2699

May 6, 2004

To:	Mr. Charles Godels
Ms. Marguerite Godels

Re:   Reverse Merger Lock-Up Agreement

Dear Charles and Marguerite:

MCG Diversified, Inc. (the “Company”) plans to enter into a reverse merger transaction (the “Reverse Merger”) with Electro Energy Inc. (“Electro Energy”), concurrently with a private offering of a minimum of $4,500,000 of Units, each Unit consisting of one share of Series A Convertible Preferred Stock and a warrant to purchase 200 shares of Common Stock (the “Funding Transactions”) of the Company. The Company will at the closing of the Funding Transactions succeed to and operate the business of Electro Energy under the current management of Electro Energy. We currently expect to close these Funding Transactions on or around May 12, 2004.

You or your affiliates are, or will be at the closing of the Funding Transactions, a holder of outstanding shares of common stock of the Company (the “Shares”). It is essential to the success of the Funding Transactions that the Company and its financial advisors can give comfort to potential investors that the “after market” for the shares of the Company’s Common Stock will not be disrupted by a very substantial block of shares being sold in an inappropriate fashion. Electro Energy has already obtained such comfort, substantially in the form provided for below, from each of its officers, directors and principal shareholders.

By signing and returning this agreement in the manner indicated below, each of you hereby agrees, for yourself and any affiliate owning Shares which you control, not to, directly or indirectly, publicly sell, contract to sell or otherwise transfer any of the Shares beneficially owned by you or such affiliate during the first 30 days following the closing date of the Funding Transactions. From 30 days, and during each calendar month thereafter, you may each sell your Shares without restriction hereunder, but in no event may you, as a group, sell more than 30,000 Shares per month.

If the Company engages an underwriter or placement agent during the 12 months after the closing date of the Funding Transactions to raise a minimum of $5,000,000 through the sale of the Company’s Common Stock and/or other equity securities, in a public offering or private placement, upon notice of commencing such public offering or private placement, each of you will, if required by the underwriter or placement agent, refrain from making any sales, transfers or other dispositions in the course of such offering, but, in any event, for not more than 90 days.

Because of the importance of the lock-up to the Funding Transactions, if you fail to execute and return this lock-up agreement to the Company, you may not be entitled to include any of your Shares in the Registration Statement that the Company intends to file with the U.S. Securities and Exchange Commission following the closing of the Funding Transactions. Please note that there can be no assurance that such Registration Statement will be filed, will become effective or that any or all of your Shares will be included therein.

By signing and returning this agreement, you further (i) represent and consent that you have full power and authority to enter into this lock-up agreement and that, upon request, you will execute any additional documents necessary or desirable in connection with this lock-up agreement and its enforcement; and (ii) understand that this lock-up agreement is irrevocable by you, all authority herein conferred by you or agreed to be conferred by you shall survive your death or incapacity, and any of your obligations hereunder shall be binding on you and your heirs, personal representatives, successors and assigns.

In order to enable the aforesaid covenant to be enforced, you hereby consent to the placing of a legend and/or stop-transfer order with the transfer agent of the Common Stock with respect to any of the Shares registered in your name or beneficially owned by you or your affiliates. You further agree to place any stock certificates representing the Shares you own with the Company’s transfer agent until such time as this lock-up agreement expires or is terminated.

Whether the Funding Transactions actually occur depends on a number of factors. Notwithstanding the foregoing, this lock-up agreement will terminate on June 30, 2004, in the event that the Funding Transactions are not completed on or before such date.

Accordingly, to evidence your agreement to the terms hereof, please date, sign and return this lock-up agreement to the Company by courier, Federal Express or fax no later than the close of business on May 7, 2004. If you return your signed lock-up agreement to the Company by fax, please promptly mail the executed copy of the lock-up agreement to the Company.

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Acknowledged and Agreed
this 6th day of May, 2004:

/s/ Charles P. Godels

Charles P. Godels

/s/ Marguerite Godels

Marguerite Godels

RETURN TO THE COMPANY’S COUNSEL,
GREENBERG TRAURIG, LLP BY FAX AND
BY FEDERAL EXPRESS OR OVERNIGHT COURIER TO:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention: Richard M. Rosier, Esq.
Tel: (212) 801-6849
Fax: (212) 801-6400

Accepted:

MCG DIVERSIFIED, INC.

By:	/s/ Marguerite Godels

Marguerite Godels President

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